GLOBE LIFE INC. REPORTS
Third Quarter 2025 Results

McKinney, TX, October 22, 2025—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended September 30, 2025, net income was $4.73 per diluted common share, compared with $3.44 per diluted common share for the year-ago quarter. Net operating income was $4.81 per diluted common share, compared with $3.49 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

●	Net income as an ROE(1) was 21.9% for the nine months ended September 30, 2025. Net operating income as an ROE(1) excluding accumulated other comprehensive income (AOCI) was 16.6% for the same period.

●	Net income per share(1) and net operating income per share(1) increased 38% over the year-ago quarter.

●	At the American Income Life and Liberty National Divisions, life premiums increased 5% over the year-ago quarter.

●
At the Family Heritage Division, health net sales increased 13% and health premiums increased 10% over the year-ago quarter. Additionally, the average producing agent count increased 9% over the year-ago quarter.

●	At the Direct to Consumer Division, life net sales increased 13% over the year-ago quarter.

●	Life underwriting margin(1) increased 24% and health underwriting margin(1) increased 25% over the year-ago quarter.

●	840,242 shares of Globe Life Inc. common stock at a total cost of $113 million were repurchased during the quarter.

(1) Includes a $134.3 million remeasurement gain ($130.9 and $3.4 of gains related to Life and Health, respectively) before tax due to the updating of assumptions in the third quarter of 2025, as compared to a $46.3 million remeasurement gain ($56.8 gains and $10.5 loss related to Life and Health, respectively) before tax due to the updating of assumptions in the year-ago quarter. These amounts, along with the experience-related adjustments, are included within the remeasurement gain or loss in the Condensed Consolidated Statement of Operations.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

RESULTS OF OPERATIONS

Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

The following table represents Globe Life's operating summary for the three months ended September 30, 2025 and 2024:

Operating Summary
	Per Share
	Three Months Ended September 30,			Three Months Ended September 30,
	2025	2024	% Chg.	2025	2024	% Chg.
Insurance underwriting income(2)	$6.13	$4.40	39	$503,135	$387,444	30
Excess investment income(2)	0.45	0.45	—	36,883	39,503	(7)
Interest on debt	(0.44)	(0.36)	22	(36,134)	(31,388)	15
Parent company expense	(0.05)	(0.04)		(4,105)	(3,210)
Income tax expense	(1.16)	(0.87)	33	(95,242)	(76,887)	24
Stock compensation benefit (expense), net of tax	(0.13)	(0.09)		(10,317)	(7,603)
Net operating income	4.81	3.49	38	394,220	307,859	28

Reconciling items, net of tax:
Realized gain (loss)	(0.05)	(0.02)		(3,939)	(1,732)
Non-operating expenses	—	(0.01)		(393)	(503)
Legal proceedings	(0.02)	(0.03)		(2,045)	(2,630)
Net income(3)	$4.73	$3.44		$387,843	$302,994

Weighted average diluted shares outstanding	82,015	88,087
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis condensed consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding AOCI, and book value per share, excluding AOCI, are non-GAAP measures that are utilized by management to view the business without the effect of changes in AOCI, which are primarily attributable to fluctuation in interest rates. Management views the business in this manner because it creates more meaningful and easily identifiable trends, as we exclude fluctuations resulting from changes in interest rates. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Nine Months Ended September 30,
	2025	2024
Net income	$895,155	$815,566
Net operating income	924,652	843,175
Net income as an ROE(1)	21.9%	22.4%
Net operating income as an ROE (excluding AOCI)(1)	16.6%	15.3%

	September 30,
	2025	2024
Shareholders' equity	$5,689,088	$4,638,625
Impact of adjustment to exclude AOCI	1,972,891	2,484,743
Shareholders' equity, excluding AOCI	$7,661,979	$7,123,368

Book value per share	$69.52	$54.65
Impact of adjustment to exclude AOCI	24.11	29.27
Book value per share, excluding AOCI	$93.63	$83.92
(1) Calculated using average shareholders' equity for the measurement period.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
INSURANCE OPERATIONS:

Life insurance accounted for 82% of the Company’s insurance underwriting margin for the quarter and 69% of total premium revenue.

Health insurance accounted for 18% of the Company's insurance underwriting margin for the quarter and 31% of total premium revenue.

Net sales of life insurance increased 2% for the quarter, and net health sales increased 21%.

The following table summarizes Globe Life's premium revenue by product type for the three months ended September 30, 2025 and 2024:

Insurance Premium Revenue
	Quarter Ended
	September 30, 2025	September 30, 2024	% Chg.
Life insurance	$844,483	$818,638	3
Health insurance	386,524	353,955	9
Total	$1,231,007	$1,172,593	5

INSURANCE UNDERWRITING INCOME

Insurance underwriting margin is management’s measure of profitability of the Company's life and health segments’ underwriting performance, and consists of premiums less policy obligations (excluding interest on policy liabilities), commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life and health segments, plus annuity and other income, less administrative expenses. It excludes the investment segment, interest on debt, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.

The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended September 30, 2025 and 2024:

Insurance Underwriting Income
	Quarter Ended
	September 30, 2025	% of Premium	September 30, 2024	% of Premium	% Chg.
Insurance underwriting margins:
Life	$481,608	57	$387,183	47	24
Health	108,374	28	86,963	25	25
	589,982		474,146		24
Annuity and other income	2,920		1,763
Administrative expenses	(89,767)		(88,465)
Insurance underwriting income	$503,135		$387,444		30
Per share	$6.13		$4.40		39

The ratio of administrative expenses to premium was 7.3%, compared with 7.5% for the year-ago quarter.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive divisions: American Income Life Division (American Income), Liberty National Division (Liberty National), Family Heritage Division (Family Heritage), Direct to Consumer Division (Direct to Consumer); and an independent agency, United American Division (United American).

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	September 30,
	2025		2024
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$261,123	58	$221,246	52	18
Direct to Consumer	113,744	46	88,279	36	29
Liberty National	70,290	72	44,701	48	57
Other	36,451	73	32,957	65	11
Total	$481,608	57	$387,183	47	24

Life Premium
	Quarter Ended
	September 30,
	2025	2024	% Chg.
American Income	$451,214	$427,839	5
Direct to Consumer	244,828	246,425	(1)
Liberty National	98,190	93,625	5
Other	50,251	50,749	(1)
Total	$844,483	$818,638	3

Life Net Sales(1)
	Quarter Ended
	September 30,
	2025	2024	% Chg.
American Income	$96,520	$96,739	—
Direct to Consumer	27,176	24,074	13
Liberty National	24,296	24,352	—
Other	2,546	2,259	13
Total	$150,538	$147,424	2
(1)Net sales is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period (typically 1 month) has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued since annualized premium issued is before cancellations, as cancellations do not contribute to premium income.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	September 30,
	2025		2024
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$16,098	9	$14,023	9	15
Family Heritage	50,609	43	34,032	32	49
Liberty National	24,816	52	26,109	55	(5)
American Income	14,839	47	10,840	35	37
Direct to Consumer	2,012	10	1,959	11	3
Total	$108,374	28	$86,963	25	25

Health Premium
	Quarter Ended
	September 30,
	2025	2024	% Chg.
United American	$169,735	$149,510	14
Family Heritage	118,640	107,819	10
Liberty National	47,270	47,277	—
American Income	31,693	31,277	1
Direct to Consumer	19,186	18,072	6
Total	$386,524	$353,955	9

Health Net Sales(1)
	Quarter Ended
	September 30,
	2025	2024	% Chg.
United American	$24,504	$15,529	58
Family Heritage	33,063	29,326	13
Liberty National	8,482	8,122	4
American Income	4,623	5,566	(17)
Direct to Consumer	745	663	12
Total	$71,417	$59,206	21
(1)Net sales is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period (typically 1 month) has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued since annualized premium issued is before cancellations, as cancellations do not contribute to premium income.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)
	Quarter Ended			Quarter Ended
	September 30,			June 30,
	2025	2024	% Chg.	2025
American Income	12,230	12,031	2	12,241
Liberty National	3,847	3,794	1	3,882
Family Heritage	1,553	1,429	9	1,498

(1) The quarterly average producing agent count is based on the actual count at the beginning and end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less the required interest attributable to policy liabilities. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	September 30,
	2025	2024	% Chg.
Net investment income	$286,013	$284,964	—
Interest on policy liabilities(1)	(249,130)	(245,461)	1
Excess investment income	$36,883	$39,503	(7)
Per share	$0.45	$0.45	—
(1)Interest on policy liabilities, at original discount rates, is a component of total policyholder benefits, a GAAP measure.

Net investment income and average invested assets were relatively flat. Required interest on policy liabilities and average policy liabilities both increased approximately 1.5%.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The composition of the investment portfolio at book value at September 30, 2025 is as follows:

Investment Portfolio
	As of
	September 30, 2025
	Amount	% of Total
Fixed maturities at fair value(1)	$17,796,754	88
Mortgage loans	451,898	2
Policy loans	729,541	4
Other long-term investments(2)	1,285,697	6
Short-term investments	62,824	—
Total	$20,326,714
(1)    As of September 30, 2025, fixed maturities at amortized cost were $18.9 billion, net of $10.4 million of allowance for credit losses.
(2)    Includes $1.04 billion of investments accounted for under the fair value option which have a cost of $1.02 billion as of September 30, 2025.

Fixed maturities at amortized cost, net of allowance for credit losses, by asset class as of September 30, 2025 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	September 30, 2025
	Investment Grade	Below Investment Grade	Total Amortized Cost, net
Corporate bonds	$14,573,444	$430,436	$15,003,880
Municipals	3,390,124	—	3,390,124
Government, agencies, and GSEs(1)	453,722	—	453,722
Other asset-backed securities	65,429	24,787	90,216
Total	$18,482,719	$455,223	$18,937,942
(1) Government-Sponsored Enterprises

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at September 30, 2025 and the corresponding amounts of net unrealized gains and losses recognized in accumulated other comprehensive income (loss).

As of	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains (Losses)	Fair Value
September 30, 2025	$18,948,357	$(10,415)	$(1,141,188)	$17,796,754

At amortized cost, net of allowance for credit losses, and at fair value, 98% of fixed maturities were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.26% during the third quarter of 2025, compared with 5.25% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
Comparable information for acquisitions of fixed maturity and other investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	September 30,
	2025	2024
Amount	$279,333	$81,569
Average annual effective yield	6.3%	6.2%
Average rating	A+	A-
Average life (in years) to:
Next call	21.8	18.3
Maturity	29.3	30.1

Other Investment Acquisitions
	Quarter Ended
	September 30,
	2025	2024
Limited partnerships	$34,143	$77,225
Mortgage loans	51,886	42,500
Common stock	751	3,775
Company owned life insurance	—	200,000
Total	$86,780	$323,500

SHARE REPURCHASE:

During the quarter, the Company repurchased 840,242 shares of Globe Life Inc. common stock at a total cost of $113 million and an average share price of $134.17.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by volatile equity markets. Liquidity at the Parent Company is sufficient to meet additional capital needs of the insurance companies.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2025 and 2026:

Globe Life projects net operating income between $14.40 to $14.60 per diluted common share for the year ending December 31, 2025. For the year ending December 31, 2026, we estimate that net operating income per share will be in the range of $14.60 to $15.30.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q3 2025 Earnings Release

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:
This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to:

1) Economic and other conditions, including the impact of inflation, immigration, geopolitical events, escalating tariff and non-tariff trade measures imposed by the U.S. and other countries, and other governmental actions on the U.S. economy and/or U.S. consumer confidence, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions;
2) Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);
3) Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;
4) Interest rate changes that affect product sales, financing costs, and/or investment yields;
5) General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from geopolitical events, particularly in certain industries that may compromise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;
6) Changes in the competitiveness of the Company's products and pricing;
7) Litigation results;
8) Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from the impact of higher than anticipated inflation);
9) The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;
10) The customer response to new products and marketing initiatives;
11) Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;
12) Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;
13) The Company's ability to attract and retain agents;
14) The severity, magnitude, and impact of natural or man-made catastrophic events, including but not limited to pandemics, tornadoes, hurricanes, earthquakes, war and terrorism, on our operations and personnel, commercial activity and demand for our products; and
15) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period.

Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission, including those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

GL Q3 2025 Earnings Release

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its third quarter 2025 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, October 23, 2025. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:
Mike Majors, Executive Vice President - Chief Strategy Officer
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q3 2025 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2025
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Life premium	$844,483	$818,638	$2,513,890	$2,438,385
Health premium	386,524	353,955	1,134,414	1,046,617
Total premium	1,231,007	1,172,593	3,648,304	3,485,002
Net investment income	286,013	284,964	848,796	853,178
Realized gains (losses)	(4,987)	(2,192)	(23,476)	(26,580)
Other income	955	42	1,073	192
Total revenue	1,512,988	1,455,407	4,474,697	4,311,792

Benefits and expenses:
Life policyholder benefits(1)	381,511	454,502	1,410,622	1,493,165
Health policyholder benefits(2)	227,940	221,926	691,793	629,676
Other policyholder benefits	7,171	11,756	20,970	32,830
Total policyholder benefits	616,622	688,184	2,123,385	2,155,671
Amortization of deferred acquisition costs	114,074	104,310	330,990	305,703
Commissions, premium taxes, and non-deferred acquisition costs	157,494	149,693	479,228	447,605
Other operating expense	111,562	104,874	328,601	297,196
Interest expense	36,134	31,388	106,011	91,413
Total benefits and expenses	1,035,886	1,078,449	3,368,215	3,297,588

Income before income taxes	477,102	376,958	1,106,482	1,014,204
Income tax benefit (expense)	(89,259)	(73,964)	(211,327)	(198,638)
Net income	$387,843	$302,994	$895,155	$815,566

Basic net income per common share	$4.81	$3.45	$10.91	$8.96

Diluted net income per common share	$4.73	$3.44	$10.77	$8.93
(1)Net of total remeasurement, including both the impact of assumption changes and the effect of actual to expected experience adjustments, resulting in a gain of $149.5 million for the three months ended September 30, 2025, and a total remeasurement gain of $70.6 million for the same period in 2024. Net of total remeasurement gain of $174.7 million for the nine months ended September 30, 2025, and a total remeasurement gain of $87.8 million for the same period in 2024.
(2)Net of a total remeasurement, including both the impact of assumption changes and the effect of actual to expected experience adjustments, resulting in a gain of $8.8 million for the three months ended September 30, 2025, and a total remeasurement loss of $9.6 million for the same period in 2024. Net of a total remeasurement gain of $13.2 million for the nine months ended September 30, 2025, and a total remeasurement loss of $3.1 million for the same period in 2024.

GL Q3 2025 Earnings Release